Exhibit 10.14

FORM OF NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Non-Competition Agreement”) is made and entered into as of October [    ], 2014 by and between Kimberly-Clark Corporation (“Kimberly-Clark”), a Delaware corporation, and Halyard Health, Inc. (“Halyard”), a Delaware corporation. Kimberly-Clark and Halyard are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Kimberly-Clark and Halyard have entered into a Distribution Agreement dated as of October [    ], 2014 (the “Distribution Agreement”), pursuant to which, among other things, Kimberly-Clark will transfer and assign, or cause to be transferred or assigned, to the Halyard Parties all or substantially all of the business, operations, assets and liabilities primarily related to the Healthcare Business (the “Contribution”), after which Kimberly-Clark will distribute the Halyard Common Stock then owned by Kimberly-Clark to the Kimberly-Clark stockholders (the “Distribution”);

WHEREAS, the Parties’ willingness to enter into the Distribution Agreement and to consummate the Distribution is explicitly conditioned upon Kimberly-Clark and Halyard entering into this Non-Competition Agreement in order to protect the value of the Retained Business being retained by Kimberly-Clark following the Contribution and entering into a reciprocal Non-Competition Agreement in order to protect the value of the Healthcare Business being contributed to Halyard through the Contribution; and

WHEREAS, Halyard will receive substantial economic benefit upon the closing of the Distribution;

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the Parties contained herein, Kimberly-Clark and Halyard agree as follows:

1. Capitalized terms used but not defined in this Non-Competition Agreement shall have the meanings ascribed to them in the Distribution Agreement.

2. Subject to the other provisions of this Non-Competition Agreement, for a period of five years commencing as of the date of this Non-Competition Agreement and ending on October [    ], 2019 (the “Restricted Period”), none of Halyard nor any of its Subsidiaries or controlled Affiliates shall engage, directly or indirectly, in the competing business described on Attachment A (the “Competing Business”) anywhere in the world.

3. (a) The provisions of Section 2 shall prohibit the acquisition by Halyard or any of its Subsidiaries or controlled Affiliates of all or any part of a business or Person (whether through the acquisition of assets, securities or other ownership interests or the effecting of a merger, consolidation, share exchange, business combination, reorganization or recapitalization or other similar transaction) (the “Acquired Business”) that is engaged in the Competing Business to the extent that the revenues attributable to such Competing Business during the most recently completed fiscal year of the Acquired Business represent a majority or more of the aggregate revenues for the Acquired Business during such period.

(b) With respect to the acquisition by Halyard or any of its Subsidiaries or controlled Affiliates of any Acquired Business, not otherwise subject to Section 3(a), that is engaged in the Competing Business and is deemed to be a Disqualifying Acquisition pursuant to Section 3(c), the provisions of Section 3(e) shall control.

(c) For purposes of this Section 3, (i) a “Disqualifying Acquisition” means the acquisition by Halyard or any of its Subsidiaries or controlled Affiliates of an Acquired Business, not otherwise subject to Section 3(a), where the revenues attributable to the Competing Business conducted by such Acquired Business during its most recently completed fiscal year represent the greater of (x) 20% of the aggregate revenues of such Acquired Business during such period or (y) $20 million; and “Disqualified Business” means that portion of the Disqualifying Acquisition that engages in the Competing Business but is represented only by a stand-alone contract, whether one or more, where the primary stated purpose of such contract is the provision of Competing Business services.

(d) Any acquisition by Halyard or any of its Subsidiaries or controlled Affiliates of any Acquired Business, not otherwise subject to Section 3(a) and not constituting a Disqualifying Acquisition, shall not be subject to the prohibitions of Section 2.

(e) (i) The provisions of Section 2 shall not prohibit a Disqualifying Acquisition by Halyard or any of its Subsidiaries or controlled Affiliates, provided that Halyard or any such Subsidiary or controlled Affiliate, as applicable, offers to sell and assign the Disqualified Business (and associated liabilities) obtained and assumed, directly or indirectly, in the Disqualifying Acquisition for cash to Kimberly-Clark within 90 days of the consummation of the Disqualifying Acquisition at the fair market value of such Disqualified Business (and associated liabilities) pursuant to the terms set forth in this Section 3(e).

(ii) A sale made under Section 3(e)(i) shall be made with the benefit of substantially similar representations, warranties and indemnification provisions as given or made by the transferor in the Disqualifying Acquisition to Halyard or any such Subsidiary or controlled Affiliate, as applicable.

(iii) Representatives of Halyard and Kimberly-Clark shall meet within 15 days of the date such offer is made and attempt to mutually determine in good faith such fair market value. If Kimberly-Clark and Halyard are unable to determine a mutually acceptable fair market value within 20 days after their initial meeting, Kimberly-Clark and Halyard shall mutually engage (and share equally in the fees and expenses of) an investment banking firm to determine within 20 days of such firm’s engagement the fair market value of the Disqualified Business (and associated liabilities), which determination shall be binding upon Kimberly-Clark and Halyard or any such Subsidiary or controlled Affiliate for purposes of Halyard’s or any such Subsidiary’s or controlled Affiliate’s offer to sell the Disqualified Business to Kimberly-Clark as contemplated herein. Halyard or any such Subsidiary or controlled Affiliate shall not be obligated to keep its offer to Kimberly-Clark open for more than 20 days after final determination of the fair market value of the Disqualified Business (and associated liabilities).

(iv) In the event Kimberly-Clark does not close on the sale of the Disqualified Business contemplated by Section 3(e)(i) within 75 days of Kimberly-Clark’s acceptance of Halyard’s or any such Subsidiary’s or controlled Affiliate’s offer or Kimberly-Clark does not accept such offer within 20 days after final determination of such fair market value (such applicable date, the “Kimberly-Clark Sale Termination Date”), then Halyard or any such Subsidiary or controlled Affiliate, as applicable, shall be required to undertake good faith and diligent efforts to sell the Disqualified Business (and associated liabilities) not later than the second anniversary of the Kimberly-Clark Sale Termination Date at a price approximately equal to the fair market value of the Disqualified Business, determined in the manner set forth elsewhere in this Section 3(e), and on such other commercially reasonable terms deemed reasonably acceptable to Halyard or any such Subsidiary or controlled Affiliate. Notwithstanding the foregoing sentence, Halyard or any such Subsidiary or controlled Affiliate shall not be required to sell the Disqualified Business at a price materially less than such fair market value or upon any other terms that are not deemed thereby to be commercially reasonable. In the event that, notwithstanding such good faith and diligent efforts to sell the Disqualified Business within such two year period, Halyard or any such Subsidiary or controlled Affiliate is unable to consummate such a sale, then Halyard’s or any such Subsidiary’s or controlled Affiliate’s continued ownership and operation of the Disqualified Business (including during the two year sale period referenced above) shall not be deemed to be a violation of the prohibitions set forth in Section 2.

4. The prohibitions of Section 2 shall not apply to:

(a) any Acquired Business where the acquisition thereof by Halyard or any of its Subsidiaries or controlled Affiliates is permitted in accordance with Section 3; provided that in the case of any such acquisition, the Competing Business was being conducted by the Acquired Business as of the closing of the acquisition thereof by Halyard or any such Subsidiary or controlled Affiliate; or

(b) the acquisition by Halyard or any of its Subsidiaries or controlled Affiliates solely as an investment of not greater than 5% of the voting securities of any Person engaged in the Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Halyard or any such Subsidiary or controlled Affiliate (i) is not a controlling Person of, or a member of a group which controls, such Person, (ii) does not have, or exercise any rights to manage other than rights as a stockholder thereof, and (iii) does not directly or indirectly, own 5% or more of any class of securities of such Person.

5. Notwithstanding the provisions of Section 2 or Section 3, nothing in this Non-Competition Agreement shall prevent Halyard or any of its Subsidiaries or controlled Affiliates from:

(a) continuing to engage directly or indirectly and without impediment in any other business, including but not limited to the unrestricted sale of existing products or services or new products or services directly related to that business, conducted directly or indirectly by Halyard or any of its Subsidiaries prior to the date hereof (excluding the Competing Business conducted by Halyard and its Subsidiaries solely through the Healthcare Business immediately prior to the Distribution Date); or

(b) engaging directly or indirectly in any existing or new business under a contract, the initial purpose of which is not within the definition of Competing Business but may later, through no direct action of Halyard or any of its Subsidiaries or controlled Affiliates, fall within such definition because of the way in which the recipient of the products or services of such existing or new business utilizes such products or services provided by Halyard or its Subsidiaries or controlled Affiliates; or

(c) engaging in the provision of non-Competing Business products or services to a Person who owns or conducts a Competing Business or to a Person who has a subcontract with any such other Person.

6. (a) Halyard acknowledges and agrees that damages at law may be insufficient for breach by Halyard or any of its Subsidiaries or controlled Affiliates of any of the covenants in this Non-Competition Agreement. Accordingly, Halyard agrees that in the event of a breach by Halyard or any of its Subsidiaries or controlled Affiliates of any provisions of this Non-Competition Agreement, Kimberly-Clark shall be entitled to equitable relief, subject to the discretion of a court in determining whether to grant or not grant any such equitable relief, in the form of a temporary restraining order, preliminary injunction and/or injunction to prevent irreparable injury without posting and or showing actual damages; provided, however, that Kimberly-Clark shall not be entitled to seek any form of temporary restraining order, preliminary injunction and/or injunction to prevent the acquisition by Halyard or any of its Subsidiaries or controlled Affiliates of any Acquired Business not subject to the restrictions set forth in Section 3(a), and, under such circumstances, Kimberly-Clark shall only be entitled to seek the remedy of specific performance or pursue a claim for damages with respect to a breach by Halyard or any such Subsidiary or controlled Affiliate of its obligations under Section 3(e).

(b) Nothing in this Non-Competition Agreement shall be construed as prohibiting Kimberly-Clark from pursuing any other remedies, including damages, for breach of this Non-Competition Agreement. The remedies of Kimberly-Clark under this Non-Competition Agreement are cumulative, not exclusive, and may be exercised alternatively, successively or concurrently.

7. (a) The Parties agree and acknowledge (i) that the duration, scope and geographic areas applicable to the covenants contained in this Non-Competition Agreement are fair, reasonable and necessary, and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Kimberly-Clark and the Healthcare Business, and (ii) that adequate consideration has been received by Halyard for such obligations.

(b) If any provision of this Non-Competition Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Non-Competition Agreement, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Non-Competition Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision (but not broader in any aspect) as may be possible and be legal, valid and enforceable.

(c) If the automatic reformation provision contained in the preceding subsection for any reason fails or is held to be illegal, invalid or unenforceable, the Parties request that the governmental body making such determination interpret, alter, amend and modify the terms of this Non-Competition Agreement to include as much of the scope, time period and geographic area specified in this Non-Competition Agreement as may be possible without rendering any provision of this Non-Competition Agreement illegal, invalid or unenforceable.

8. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by facsimile when confirmation of transmission is received, (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third business day after mailing or (iv) if sent by private courier when received; and shall be addressed as follows:

If to Kimberly-Clark, to:

Kimberly-Clark Corporation
351 Phelps Drive
Irving, Texas 75309
Attention: General Counsel
Facsimile: 972-281-1492

If to Halyard, to:

Halyard Health, Inc.
5405 Windward Parkway
Suite 100, South
Alpharetta, GA 30004
Attention: General Counsel
Facsimile: 770-587-7749

or to such other address as such Party may indicate by a notice delivered to the other Party.

9. This Non-Competition Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

10. Any term or provision of this Non-Competition Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Non-Competition Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Non-Competition Agreement shall not be construed to be a waiver of such provision, or in any way to affect the validity of this Non-Competition Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Non-Competition Agreement shall be held to constitute a waiver of any other or subsequent breach.

11. The provisions of this Non-Competition Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the rights and obligations of either Party under this Non-Competition Agreement shall not be assignable by such Party without the prior written consent of the other Party. The successors and permitted assigns hereunder shall include, without limitation, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Notwithstanding the foregoing, the provisions of this Non-Competition Agreement shall not apply to any Subsidiaries or businesses of Halyard or its Subsidiaries to the extent that such companies or businesses are no longer Subsidiaries or businesses of Halyard or its Subsidiaries.

12. As used in this Non-Competition Agreement, any reference to the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of this Non-Competition Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Non-Competition Agreement.

13. This Non-Competition Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations, discussions, understandings, writings and commitments between the Parties with respect to such subject matter.

14. This Non-Competition Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all acts and omissions related hereto occurred in Delaware. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the state and federal courts located in the State of Delaware, and each Party hereby irrevocably agrees that all disputes, controversies or claims may be heard and determined in the state and federal courts located in the State of Delaware. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

15. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NON-COMPETITION AGREEMENT. THIS WAIVER APPLIES TO ANY ACTION OR OTHER LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT LEGAL COUNSEL REGARDING THIS WAIVER AS WELL AS ALL OTHER PROVISIONS OF THIS NON-COMPETITION AGREEMENT.

16. This Non-Competition Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

17. Except to the extent otherwise provided herein, the provisions of this Non-Competition Agreement are solely for the benefit of the Parties and their respective Affiliates, successors and permitted assigns and shall not confer upon any third Person any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Non-Competition Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Non-Competition Agreement as of the date first set forth above.

KIMBERLY-CLARK CORPORATION

By:
Name:
Title:

HALYARD HEALTH, INC.

By:
Name:
Title:

ATTACHMENT A

Competing Business

As used in this Non-Competition Agreement, the term “Competing Business” means the provision of medical exam gloves, cleanroom gloves, laboratory gloves, sterile gloves, facial protection, surgical gowns or sterilization wrap (“Restricted Products”) in the Professional Market (as defined below); provided, however, that the Competing Business shall not include provision of Restricted Products in the Healthcare Market or to any Existing Health Care Customer; provided, further, that incidental passive sales of the foregoing by Halyard in the Professional Market shall not be deemed to be within the scope of the Competing Business.

For purposes of the foregoing:

“Existing Health Care Customer” shall mean any Person that purchases Medical Products from Kimberly-Clark’s Global Health Care Business immediately prior to the Effective Time, including but not limited to those customers set forth on Exhibit B hereto. In the event that any such Person consists of multiple divisions, departments, branches, offices, or other subdivisions, the Existing Health Care Customer shall include only such divisions, departments, branches, offices or other subdivisions that purchase Medical Products from Kimberly-Clark’s Global Health Care Business immediately prior to the Effective Time.

“Healthcare Market” shall mean end users whose primary business is the delivery of medical, veterinary or patient care or treatment, medical diagnostic services, or medical care provided in connection with disaster relief, including, but not limited to: (1) professional medical and healthcare service companies, businesses, institutions and enterprises, (2) medical diagnostics facilities and laboratories having patient interaction, (3) government and private organizations providing medical care in connection with disaster relief and (4) firms selling products or services into such end users; examples of such end users are:

•	Hospitals, including their pharmacies;

•	Integrated medical service provider networks and their member facilities;

•	Surgery centers, including their pharmacies;

•	Blood banks;

•	Bone and tissue centers;

•	Physician and medical clinic offices including their pharmacies;

•	Psychiatric health facilities, including their pharmacies;

•	Clinics in retail outlets that perform or provide medical services or care;

•	Long-term medical care facilities, including their pharmacies;

•	Medical care components of the Red Cross or other disaster relief organizations;

•	Veterinary and other facilities that primarily provide medical care to animals; and

•	Dental care facilities.

“Professional Market” shall mean end users whose primary business is performed in an industrial, commercial, or institutional setting, including but not limited to:

(1)	manufacturing facilities or factories;

(2)	repair and service facilities (e.g. equipment, machines, vehicles, etc.);

(3)	lodging, entertainment and hospitality facilities;

(4)	professional offices other than components directed to the provision of medical care and treatment to patients;

(5)	food preparation and processing facilities;

(6)	facilities directed to natural resource extraction and processing (e.g. mining, drilling, refining, etc.);

(7)	schools and academic institutions (including research laboratories in hospitals associated with academic institutions);

(8)	technology development, research, or scientific facilities or labs;

(9)	non-medical care components of relief agencies;

(10)	non-medical care components of long term medical care facilities;

(11)	pharmacies other than components directed to the provision of medical care and treatment to patients;

(12)	components of hospitals, clinics or other medical care facilities other than those that relate to the diagnosis, treatment or prevention of disease, injury or a medical condition or other activities that are typically administered by or under the direction of a medical professional (e.g. laboratory work, facility maintenance, janitorial services, etc.);

(13)	non-veterinary care components of animal shelters or animal care facilities; and

(14)	firms selling products or services into such end users.

The Professional Market specifically does not include the patient interaction components of veterinary facilities, hospitals, pharmacies, medical care facilities and/or components of such facilities used for the delivery of medical care.